EXHIBIT 10.42

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into this 29 day of November 2011 (the “Effective Date”), by and between Celsion Corporation, a Delaware corporation (the “Company”), and Robert Reed (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.           The Executive is a key executive of the Company.

B.            Should the possibility of a Change in Control arise, the Board of Directors of the Company (the “Board”) believes it is imperative that the Company and the Board be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its stockholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

C.            The Compensation Committee of the Board (the “Compensation Committee”) has approved the Company entering into a change in control severance agreement with the Executive to help mitigate the uncertainties and risks to the Executive should the possibility of a Change in Control arise.

D.           This Agreement provides the benefits the Executive will be entitled to receive upon certain terminations of employment in connection with a Change in Control from and after the Effective Date and supersedes and negates all previous agreements with respect to such benefits except as expressly provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.            Termination of Employment.

1.1
Termination Outside of Change in Control Context.  If, at any time prior to the date of a Change in Control or any time after the date that is two (2) years after a Change in Control, the Executive’s employment with the Company is terminated for any reason by the Company or by the Executive (in any case, the date that the Executive’s employment with the Company terminates is referred to as the “Severance Date”), the Executive shall not be entitled to any payments or benefits under this Agreement.  The Executive’s rights (if any) to receive any payments or benefits in connection with such termination shall be determined under any employment agreement, offer letter or similar agreement between the Executive and the Company then in effect (an “Employment Agreement”) or any other Company agreement, plan or policy then in effect under which the Executive would be entitled to severance benefits in connection with such a termination of employment (any such agreement (including an Employment Agreement), plan or policy, a “Severance Arrangement”).

1.2
Termination in Connection with a Change in Control.  If, at any time during the period commencing on the date of a Change in Control and ending two (2) years after the Change in Control, the Executive’s employment with the Company is terminated for any reason by the Company or by the Executive, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)           The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations;

(b)           If such a termination of the Executive’s employment with the Company constitutes an Involuntary Termination, the Executive shall be entitled to the following benefits (in addition to the Accrued Obligations and any payments or benefits payable to the Executive pursuant to any Severance Arrangement):

(i)            The Company shall pay the Executive, subject to tax withholding and other authorized deductions, an amount equal to (x) one (1), times (y) the sum of (1) the Executive’s base salary at the annualized rate in effect on the Severance Date plus (2) the Executive’s target annual bonus for the Company’s fiscal year in which the Severance Date occurs.  Such amount is referred to hereinafter as the “Severance Benefit.”  Subject to Section 17(b), the Company shall pay the Severance Benefit to the Executive in a lump sum in the month following the month in which the Executive’s Separation from Service (as such term is defined in Section 2) occurs.

(ii)           The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 17(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the twelfth (12th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive).  To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(iii)          The Company will pay or reimburse the Executive for his premiums charged to continue term life insurance coverage provided by the Company for the Executive (and, if applicable, the Executive’s eligible dependents), on the terms and at the coverage levels in effect on the Severance Date, for a period of twelve (12) months commencing with the month following the month in which the Executive’s Separation from Service occurs.

(iv)          Each option and other equity-based award granted by the Company to the Executive, to the extent outstanding and unvested on the Severance Date, shall accelerate and be fully vested as of the Severance Date; provided, however, that, as to any such equity award that is subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms, except that any service-based vesting requirement applicable to such award will be deemed to be fully satisfied as of the Severance Date.  Each such award that is an option or similar award, to the extent outstanding and vested on the Severance Date (after giving effect to the foregoing acceleration provision), shall be exercisable after the Severance Date as follows: (x) to the extent such option or award was outstanding and vested on the date of the Change in Control, such option or award shall remain exercisable for the remainder of the original maximum term of such option or award, and (y) to the extent such option or award was unvested on the date of the Change in Control and vested at any time after the Change in Control and on or before the Severance Date (including any such option or award that vested pursuant to the foregoing acceleration provision), such option or award shall remain exercisable until the first to occur of (A) the last day of the original maximum term of such option or award, or (B) the date that is twelve (12) months after the last day such option or award would have been exercisable in accordance with its terms following such a termination of the Executive’s employment.  Notwithstanding the preceding sentence, any such option or award shall be subject to earlier termination in connection with a change in control of the Company and similar events as provided in the applicable plan and/or award agreement (provided that the Executive is given a reasonable opportunity to exercise such vested option or award prior to its termination.)

(c)           The foregoing provisions of this Section 1.2 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any) and any vested Company equity or incentive awards in accordance with the terms and conditions of such awards.

(d)           For avoidance of doubt, if the Executive is entitled to receive severance benefits in connection with a termination of employment under both this Agreement and any Severance Arrangement, the Executive shall be entitled to receive both the benefits provided in this Agreement and the benefits provided in such Severance Arrangement.

1.3	Release; No Duty to Mitigate.

(a)           This Section 1.3 shall apply notwithstanding anything else contained in this Agreement to the contrary.  As a condition precedent to any Company obligation to the Executive pursuant to Section 1.2(b), the Executive shall, upon or promptly following his last day of employment with the Company (and in all events within twenty-one (21) days after his last day of employment with the Company), provide the Company with a valid, executed Release Agreement in substantially the form attached hereto as Exhibit A (with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable laws), and such Release Agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b)           The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement.  All amounts paid to the Executive pursuant to Section 1.2 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.  The Executive agrees to resign, on the Severance Date, from the Company and any affiliate of the Company, as an officer and director of the Company, and as a fiduciary of any benefit plan of the Company or any affiliate of the Company (in each case, to the extent the Executive then has any such position), and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

2.	Certain Defined Terms. As used herein, the following terms shall have the meanings set forth below in this Section 2.

(a)           “Accrued Obligations” means (i) any base salary of the Executive that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; (ii) any annual bonus payable to the Executive (to the extent not previously paid) with respect to the fiscal year of the Company prior to the fiscal year in which the Severance Date occurs; and (iii) any reimbursement due to the Executive for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)           “Cause” has the meaning ascribed to such term (or similar term) in the Employment Agreement or, if there is no Employment Agreement then in effect or if such agreement does not include a definition of such term (or similar term), “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i)            the Executive is convicted of, pled guilty or pled nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)           the Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his duties hereunder that are materially and demonstrably injurious to the Company or any of its Subsidiaries;

(iii)          the Executive willfully fails to perform or uphold his duties to the Company or any of its Subsidiaries and/or willfully fails to comply with reasonable directives of the Board and/or engages in manifestly unethical behavior that is materially injurious to the Company; or

(iv)          a material breach by the Executive of this Agreement, the Confidentiality Agreement, or any other contract he is a party to with the Company or any of its Subsidiaries;

provided, however, that the Executive shall be provided with notice of any conduct claimed to constitute Cause and a reasonable opportunity of not less than thirty (30) days to cure such conduct (to the extent such conduct is reasonably capable of cure in the circumstances); and provided, further, that for purposes of this definition, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(c)           “Change in Control” means the occurrence of any of the following events:

(i)           Any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, its Subsidiaries or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the Beneficial Owner (as such term is defined for purposes of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company; or

(ii)           Individuals who constitute the Board of the Company (the “Incumbent Directors”), as of the beginning of any twenty-four (24) month period commencing with the Effective Date of this Agreement, cease for any reason to constitute at least a majority of the directors. Notwithstanding the foregoing, any individual becoming a director subsequent to the beginning of such period, whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Directors, shall be, considered an Incumbent Director; or

(iii)          Consummation by the Company of a recapitalization, reorganization, merger, consolidation or other similar transaction (a “Business Combination”), with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities immediately prior such Business Combination (the “Incumbent Shareholders”) do not, following consummation of all transactions intended to constitute part of such Business Combination, beneficially own, directly or indirectly, fifty percent (50%) or more of the Voting Securities of the corporation, business trust or other entity resulting from or being the surviving entity in such Business Combination (the “Surviving Entity”), in substantially the same proportion as their ownership of such Voting Securities immediately prior to such Business Combination; or

(iv)          Consummation of a complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, business trust or other entity with respect to which, following consummation of all transactions intended to constitute part of such sale or disposition, more than fifty percent (50%) of the combined Voting Securities is then owned beneficially, directly or indirectly, by the Incumbent Shareholders in substantially the same proportion as their ownership of the Voting Securities immediately prior to such sale or disposition.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code Section 409A”).

Only the first Change in Control that occurs after the Effective Date shall be considered a Change in Control for purposes of this Agreement; any transaction or occurrence after the first Change in Control that would otherwise constitute such a Change in Control shall not constitute a Change in Control for purposes of this Agreement.

(d)           “Disability” has the meaning ascribed to such term (or similar term) in the Employment Agreement or, if there is no Employment Agreement then in effect or if such agreement does not include a definition of such term (or similar term), “Disability” means a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(e)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)           “Good Reason” has the meaning ascribed to such term (or similar term) in the Employment Agreement or, if there is no Employment Agreement then in effect or if such agreement does not include a definition of such term (or similar term), “Good Reason” shall mean the occurrence of one or more of the following (without the Executive’s express written consent):

(i)            a material diminution in the Executive’s authority, duties or responsibilities (provided, that a change in the Executive’s title or in the individual(s) to whom the Executive reports resulting from a Change in Control shall not in and of itself constitute “Good Reason”);

(ii)           a material diminution by the Company of the Executive’s rate of base salary or annual target bonus opportunity as in effect immediately prior to such reduction;

(iii)          a change in the location of the Executive’s principal workplace for the Company to a location that is more than fifty (50) miles from the Executive’s principal workplace as of the Effective Date and that results in an increased commute for the Executive from his or her principal residence (except for reasonable periods of required travel on Company business);

(iv)          a failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement as required by Section 5; or

(v)           any other material breach by the Company of this Agreement or any other agreement with the Executive;

provided, however, that any such condition shall not constitute “Good Reason” unless (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof, and (z) the termination of the Executive’s employment with the Company occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”

(g)           “Involuntary Termination” shall mean (i) a termination of the Executive’s employment by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability), or (ii) a resignation by the Executive for Good Reason.

(h)           As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(i)           “Subsidiary” means, with respect to any Person, any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by such Person.

3.	Withholding Taxes; Section 280G.

(a)           Notwithstanding anything contained in this Agreement to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)           Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”).  Unless the Executive shall have given prior written notice (to the extent such a notice does not result in any tax liabilities under Section 409A of the Code) specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.  A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense.  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Company and Executive within five (5) days of the date of termination of the Executive’s employment, if applicable, or such other time as requested by Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits.  Unless the Executive provides written notice to Company within ten (10) days of the delivery of the Determination to the Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon Company and the Executive.

4.
Reaffirmation of Covenants.  The Executive hereby reaffirms his obligations under the confidentiality and other restrictive covenants set forth in the Confidential Information Agreement between the Executive and the Company dated [________, 20__] (the “Confidentiality Agreement”) as in effect on the Effective Date.

5.	Successors and Assigns.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

6.
Number and Gender; Examples.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

7.
Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

8.
Governing Law.  This Agreement shall be deemed to have been executed and delivered within the State of Maryland, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Maryland without regard to principles of conflict of laws.

9.
Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

10.
Entire Agreement.  This Agreement (and the other documents referred to herein) embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof.  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.  Notwithstanding anything above in this Section 10 to the contrary, and for purposes of clarity, the Confidentiality Agreement, as well as the Company’s rights under any trade secret, confidentiality, inventions or similar agreement or policy, are not integrated into this Agreement and shall continue in effect.

11.
Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

12.
Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

13.
Arbitration.  The parties shall attempt in good faith to resolve all claims, disputes and other disagreements arising under this Agreement by negotiation. In the event that a dispute between the parties cannot be resolved within thirty (30) days of written notice from one party to the other party, such dispute shall, at the request of either party, after providing written notice to the other party, be submitted to arbitration in Columbia, Maryland in accordance with the arbitration rules of the American Arbitration Association then in effect. The notice of arbitration shall specifically describe the claims, disputes or other matters in issue to be submitted to arbitration. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the arbitration rules of the American Arbitration Association. If the parties are unable to agree within ten (10) days, the arbitrator shall be selected by the Chief Judge of the Circuit Court for Howard County. The discovery rights and procedures provided by the Federal Rules of Civil Procedure shall be available and enforceable in the arbitration proceeding. The written decision of the arbitrator so appointed shall be conclusive and binding on the parties and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, and each party shall pay for and bear the cost of its or his own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. Each party agrees to use its or his best efforts to cause a final decision to be rendered with respect to the matter submitted to arbitration within sixty (60) days after its submission.

14.
Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

Celsion Corporation
997 Lenox Drive, Suite 100
Lawrenceville, NJ 08648
Attention: Chairman of the Compensation Committee
Telephone: 609-896-9100
Fax: 609-896-2200

if to the Executive, to the address most recently on file in the payroll records of the Company.

15.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16.
Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

17.	Section 409A.

(a)           It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b)           If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 1.2(b) of this Agreement until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death.  The provisions of this Section 17(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.  Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 17(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c)           To the extent that any benefits or reimbursements pursuant to Section 1.2(b)(ii) or Section 1.2(b)(iii) of this Agreement are taxable to the Executive, any reimbursement payment due to the Executive pursuant to such provisions shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

Celsion Corporation,
a Delaware corporation

By: /s/ Michael H. Tardugno
Name: Michael H. Tardugno
Title: President and CEO

“EXECUTIVE”

/s/ Robert Reed
[Name]

EXHIBIT A

GENERAL RELEASE AGREEMENT